Exhibit 3.19
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MID-MAINE COMMUNICATIONS, INC.
     Mid-Maine Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     A. The corporation was originally incorporated under the name of West Enfield Communications, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 29, 1998.
     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the corporation.
     C. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
NAME
     The name of the corporation (the “Corporation”) is Mid-Maine Communications, Inc.
ARTICLE II.
REGISTERED OFFICE AND AGENT
     The address of the registered office of the Corporation in Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, Kent County, and the name of its registered agent at that address is National Registered Agents, Inc.
ARTICLE III.
PURPOSE & DURATION
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation is to have a perpetual existence.
ARTICLE IV.
CAPITAL STOCK
     The total number of shares that the Corporation is authorized to issue is 100 shares of common stock, having a par value $0.01 per share. The board of directors (the “Board”) of the

Corporation shall have the power and authority to create different classes of capital stock and different series within each class to determine by resolution the powers, designations, preferences and relative, participating, optional, or other special rights and the qualifications, limitations or restrictions applicable to each class of stock or series thereof. Except to the extent the Board shall exercise the foregoing power and authority, all stock shall be common stock.
ARTICLE V.
DIRECTORS
     Section 1. Number of Directors. The number of directors shall be such as from time to time fixed in the manner provided in the Bylaws.
     Section 2. Vacancies and Removal. Any vacancies in the Board for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election and until their successors shall be elected and qualified. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or Bylaws), any director or the entire Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of 50% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.
ARTICLE VI.
LIABILITY AND INDEMNIFICATION
     Section 1. Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breaches of fiduciary duties as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (or any successor provision thereto), or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.
     Section 2. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each an “Indemnitee”), whether the basis of such

Proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, excise taxes, penalties or amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the Indemnitee’s heirs, testators, intestates, executors and administrators; provided, however, that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to a Proceeding, had no reasonable cause to believe his conduct was unlawful; provided further, however, that no indemnification shall be made in the case of a Proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such Proceeding that such director, officer, employee or agent is liable to the Corporation, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification; provided further, however, that, except as provided below with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) initiated by such Indemnitee was authorized by the Board. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.
     If a claim under this Section 2 is not paid in full by the Corporation with 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of any Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including the Board, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Statute, nor an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section or otherwise shall be on the Corporation.
     Section 3. Modification of this Article. Any repeal or modification of this Article VI, shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation (as applicable) existing at the time of such repeal or modification. Any right or protection of a director, officer, employee or agent of the Corporation (as applicable) under this paragraph shall inure to the benefit of such person’s heirs, executors and administrators.
ARTICLE VII.
INTERESTED TRANSACTIONS
     The Corporation elects not to be governed by Section 203 of the DGCL (or any successor provision thereto).
ARTICLE VIII.
AMENDING THE BYLAWS
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner, without the assent or vote of the stockholders, not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding the foregoing sentence, the stockholders may make, alter, amend or repeal the Bylaws in any manner pursuant to a vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote.
ARTICLE IX.
AMENDMENT
     The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by laws of the State of Delaware, and all rights conferred upon stockholders, directors or others hereunder are subject to such reservation. Notwithstanding the foregoing, and without limiting any additional requirements set forth in the DGCL, the following provisions of this Certificate of Incorporation may only be amended by a vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such matters: Article V, Article VI, Article VIII and this Article IX.

     IN WITNESS WHEREOF, the undersigned does make, file and record this Amended and Restated Certificate of Incorporation and does hereby certify that the facts herein stated are true, and does hereby set his hand this 3rd day of July, 2006.

MID-MAINE COMMUNICATIONS, INC.
By:	/s/ Curtis Garner
	Name:	Curtis Garner
	Title:	Vice President

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